Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions, “Prospectus Summary—Recent Events,” “Risk Factors—Risks Related to Liquidity and Capital Resources,” and “Experts” and to the use of our report dated July 12, 2010, except for Note 1 and the effect of the retrospective application of the reverse stock split as described in Note 1, as to which the date is March 4, 2011, in the Registration Statement (Amendment No. 1 to Form S-1) and the related Prospectus of Quantum Fuel Systems Technologies Worldwide, Inc. for the registration of 2,672,040 shares of its common stock.

/s/ ERNST & YOUNG LLP

Orange County, California

March 30, 2011